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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)(1)


                             CELERITY SYSTEMS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   15100R 10 7
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  /   / Rule 13d-1(b)

                  /   / Rule 13d-1(c)

                  / X / Rule 13d-1(d)


--------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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----------------------                                        -----------------
CUSIP NO. 15100R 10 7                 13G                     Page 2 of 5 Pages
----------------------                                        -----------------
-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fenton Scruggs
-------------------------------------------------------------------------------
2
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)   /  /
                                                                 (b)   /  /
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3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
-------------------------------------------------------------------------------
               Number of                5       SOLE VOTING POWER
                Shares                          286,582 (includes 6,667 shares
             Beneficially                       underlying exercisable options).
               Owned by
                 Each
               Reporting
              Person with
                                        ---------------------------------------
                                        6       SHARED VOTING POWER
                                                0
                                        ---------------------------------------
                                        7       SOLE DISPOSITIVE POWER
                                                286,582 (includes 6,667 shares
                                                underlying exercisable options).
                                        ---------------------------------------
                                        8       SHARED DISPOSITIVE POWER
                                                0
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          286,582
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                   / X /
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.6%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
-------------------------------------------------------------------------------
* Does not include 60,000 shares owned by adult children of Dr. Scruggs as to which he disclaims beneficial ownership.


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---------------------                                         -----------------
CUSIP NO. 15100R 10 7                   13G                   Page 3 of 5 Pages
---------------------                                         -----------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  ITEM 1(b) IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

                  Celerity Systems, Inc.
                  1400 Centerpoint Boulevard
                  Knoxville, Tennessee 37932


ITEM 2(b).        ADDRESS OF PRINCIPAL OFFICE, OR IF NONE, RESIDENCE:

                  ITEM 2(b) IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

                  c/o Celerity Systems, Inc.
                  1400 Centerpoint Boulevard
                  Knoxville, Tennessee 37932


                  ITEM 3 IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)   /  / Broker or dealer registered under Section 15 of the Exchange
                 Act.
      (b)   /  / Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c)   /  / Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act.
      (d)   /  / Investment company registered under Section 8 of the Investment
                 Company Act.
      (e)   /  / An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E).
      (f)   /  / An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F).
      (g)   /  / A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G).
      (h)   /  / A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.
      (i)   /  / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
      (j)   /  / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. /  /


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----------------------                                        -----------------
CUSIP NO. 15100R 10 7                  13G                    Page 4 of 5 Pages
----------------------                                        -----------------

ITEM 4.           OWNERSHIP:

                  ITEM 4 IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

                  (a)      Amount Beneficially Owned: 286,582
                  (b)      Percent of Class: 6.6%
                  (c)      Number of shares as to which such person has:
                          (i)   sole power to vote or to direct the vote:
                                286,582
                          (ii)  shared power to vote or to direct the vote: 0
                          (iii) sole power to dispose or to direct the
                                disposition of:
                                286,582
                          (iv) shared power to dispose or to direct the disposition of: 0





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----------------------                                        -----------------
CUSIP NO. 15100R 10 7                  13G                    Page 5 of 5 Pages
----------------------                                        -----------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               MAY 7, 1999
                                         ---------------------
                                                 (Date)


                                           /s/ Fenton Scruggs
                                         ---------------------
                                               (Signature)


                                             Fenton Scruggs
                                         ---------------------
                                              (Name/Title)